Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2014	Quarter Ended December 31, 2013

Diluted earnings per share	$0.53	$0.45

Net Income	$1,439,000	$1,224,000

Return on average common equity	9.99%	9.19%

Return on average assets	0.92%	0.82%

Millersburg, Ohio – January 26, 2015 – CSB Bancorp, Inc. (CSBB) today announced fourth quarter 2014 net income of $1,439,000 or $.53 per basic and diluted share, as compared to $1,224,000 or $.45 per basic and diluted share for the same period in 2013.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.99% and 0.92%, respectively, compared with 9.19% and 0.82% for the fourth quarter of 2013.

For the full year of 2014, the Company reported net income of $5.9 million or $2.15 per basic and diluted share, as compared to $5.2 million or $1.91 per basic and diluted share in 2013. Full year ROE and ROA were 10.60% and 0.97%, respectively, compared to 9.93% and 0.90% in 2013.

Eddie Steiner, President and CEO commented, “Economic conditions for businesses and households continue to improve across the markets we serve. Loan demand softened in our commercial markets during the most recent quarter, with loan growth increases continuing within retail loan products. The very low interest rate environment continues to affect margins on earning assets. All things considered, we are pleased with the progress in our financial results for the quarter and the year as a whole.”

Revenue, on a fully-taxable equivalent basis, totaled $6.1 million during the quarter, a 2% increase from the prior-year fourth quarter. Net interest income improved by $65 thousand as compared to fourth quarter 2013, while other income increased $37 thousand attributable primarily to an increase in debit card interchange fees. Full year revenue of $24.5 million reflects a $954 thousand, or a 4%, increase as compared to full year 2013.

Non-interest expense amounted to $3.8 million during the quarter, a decrease of $205 thousand or 5% from fourth quarter 2013. The Company’s fourth quarter efficiency ratio amounted to 61.3% as compared to 65.7% for the same quarter in the prior year. For the full year ended December 31, 2014, non-interest expense increased $234 thousand or 2% versus 2013, with the majority of the change attributable to increases in other expenses which were partially offset by a decrease in the new Ohio Financial Institutions tax that replaced the Ohio Franchise tax.

Net interest margin amounted to 3.43% for the quarter compared to 3.55% for the prior year’s fourth quarter. The margin decrease resulted from recognition of a purchase discount on a loan that paid off early in December 2013 resulting in a 0.13% favorable margin impact in the prior year quarter that did not recur during fourth quarter 2014. The net interest margin amounted to 3.56% for the full year in 2014 as compared to 3.51% for the prior full year. The margin increase on a year over year basis can be attributed to decreased interest rates on all liabilities and increased average loan and investment volumes.

Federal income tax provision totaled $637 thousand in fourth quarter 2014, compared to $520 thousand for the same quarter in 2013 reflecting an effective tax rate of 31% for current quarter versus 30% for the fourth quarter in 2013.

Average total assets during the quarter amounted to $622 million, an increase of $27 million or 5% above the same quarter of the prior year. Average loan balances of $409 million were $33 million or 9% above prior year fourth quarter, while average securities balances of $144 million decreased $2.9 million or 2% as compared to fourth quarter 2013.

Average commercial loan balances for the quarter, including commercial real estate, increased $27 million or 11% above year ago levels. Average residential mortgage balances increased by $9 million or 13% over the prior year’s quarter. The increase of mortgage balances was the result of the bank originating and retaining some 15 year fixed rate mortgages. Average home equity balances decreased $919 thousand or 2%, and average consumer credit balances increased $1 million or 14% versus the same quarter of the prior year.

Nonperforming assets totaled $3.9 million or 0.96% of total loans plus other real estate, a decrease from the $4.7 million or 1.14% of total loans plus other real estate at September 30, 2014. During first quarter 2014 a $2.9 million commercial relationship was placed on nonaccrual with an assigned specific reserve. The aforementioned commercial relationship was charged-down to estimated secured value during fourth quarter 2014. The charge-down of this single commercial relationship accounts for the reduction in nonperforming assets during the quarter. Delinquent loan balances as of December 31, 2014 amounted to 1.30% of total loans as compared to 1.26% at December 31, 2013.

Net loan charge-offs during fourth quarter 2014, as explained above, were $992 thousand compared to fourth quarter 2013 net loan charge-offs of $202 thousand. Net charge-offs for the twelve month period in 2014 amounted to 0.33% as compared to 0.09% of average loans for the twelve month period in 2013.

The Company funded $185 thousand in loan loss provision during the fourth quarter and the allowance for loan losses amounted to 1.07% of total loans on December 31, 2014. The ratio of the allowance for loan losses to nonperforming loans stood at 110.9% at December 31, 2014.

Average deposit balances grew by $17 million, or 4%, from the prior year’s fourth quarter. Average deposit balances for fourth quarter 2014 totaled $497 million. Within the deposit category, average noninterest-bearing account balances for the fourth quarter increased by $18 million, or 15% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $12 million or 5% from year ago levels, while average time deposit balances decreased $12 million or 9% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter grew by $2 million or 4% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $57.1 million on December 31, 2014 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.5% on December 31, 2014, as compared to 7.9% on December 31, 2013. The Company declared a common dividend of $.19 per share during the quarter. Based on the December 31, 2014 closing stock price of $22.00 per share, the Company’s annual dividend yield approximates 3.5%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $622 million as of December 31, 2014. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2014 4th Qtr	2014 3rd Qtr	2014 2nd Qtr	2014 1st Qtr	2013 4th Qtr	2014 12 months	2013 12 months
Net interest income FTE (a)	$5,060	$5,068	$5,115	$4,969	$5,000	$20,212	$19,190
Provision for loan losses	185	123	150	185	210	643	840
Other income	1,061	1,077	1,159	953	1,024	4,250	4,318
Other expenses	3,787	3,770	3,848	3,677	3,992	15,082	14,848
FTE adjustment (a)	73	71	70	71	78	285	307
Net income	1,439	1,507	1,522	1,416	1,224	5,884	5,240
Diluted earnings per share	0.53	0.55	0.55	0.52	0.45	2.15	1.91

PERFORMANCE RATIOS
Return on average assets (ROA)	0.92%	0.98%	1.02%	0.97%	0.82%	0.97%	0.90%
Return on average common equity (ROE)	9.99%	10.64%	11.09%	10.70%	9.19%	10.60%	9.93%
Net interest margin FTE (a)	3.43%	3.53%	3.66%	3.63%	3.55%	3.56%	3.51%
Efficiency ratio	61.34%	60.81%	62.14%	61.55%	65.70%	61.46%	63.01%
Number of full-time equivalent employees	167	168	161	160	157

MARKET DATA
Book value/common share	$20.97	$20.55	$20.18	$19.69	$19.15
Period-end common share mkt value	22.00	20.01	20.23	19.67	19.00
Market as a % of book	104.91%	97.37%	100.25%	99.90%	99.22%
Price-to-earnings ratio	10.23	9.67	9.97	10.19	9.90
Cash dividends/common share	$0.19	$0.19	$0.18	$0.18	$0.18	$0.74	$0.72
Common stock dividend payout ratio	35.85%	34.55%	32.72%	34.62%	37.50%	34.42%	37.70%
Average basic common shares	2,738,869	2,737,927	2,737,085	2,736,634	2,736,634	2,737,636	2,736,473
Average diluted common shares	2,741,033	2,739,721	2,739,968	2,739,542	2,738,411	2,739,078	2,738,477
Period end common shares outstanding	2,739,405	2,738,355	2,737,085	2,736,634	2,736,634
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$60,267	$54,794	$55,371	$53,830	$51,996

ASSET QUALITY
Gross charge-offs	$1,033	$9	$163	$217	$226	$1,422	$428
Net (recoveries) charge-offs	992	(2)	152	205	202	1,347	335
Allowance for loan losses	4,381	5,188	5,063	5,065	5,085
Nonperforming assets (NPAs)	3,949	4,682	5,031	5,291	3,270
Net charge-off/average loans ratio	0.96%	0.00%	0.15%	0.21%	0.21%	0.33%	0.09%
Allowance for loan losses/period-end loans	1.07	1.27	1.23	1.24	1.34
NPAs/loans and other real estate	0.96	1.14	1.22	1.30	0.86
Allowance for loan losses/nonperforming loans	110.94	110.81	100.64	95.72	155.50

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.46%	8.40%	8.26%	8.12%	7.94%
Average equity to assets	9.19	9.25	9.20	9.08	8.89
Average equity to loans	13.97	13.79	13.39	13.55	14.05
Average loans to deposits	82.37	84.73	87.67	84.17	78.50

AVERAGE BALANCES
Assets	$621,536	$607,445	$598,093	$590,977	$594,736	$604,605	$581,150
Earning assets	584,536	570,319	561,063	555,492	558,155	567,940	546,112
Loans	409,113	407,571	411,016	396,028	376,164	405,973	374,821
Deposits	496,670	481,017	468,838	470,487	479,174	479,330	468,395
Shareholders’ equity	57,134	56,203	55,052	53,681	52,861	55,529	52,787

ENDING BALANCES
Assets	$620,981	$610,982	$608,892	$601,978	$596,465
Earning assets	582,629	573,701	564,348	559,657	557,482
Loans	410,903	409,908	411,930	407,770	379,125
Deposits	500,075	486,521	483,672	466,573	480,933
Shareholders’ equity	57,450	56,270	55,239	53,879	52,411

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,310	$15,777
Interest-earning deposits in other banks	28,613	26,822

Total cash and cash equivalents	43,923	42,599
Securities
Available-for-sale, at fair-value	100,108	101,722
Held-to-maturity	38,316	44,350
Restricted stock, at cost	4,614	5,463

Total securities	143,038	151,535
Loans held for sale	75	—
Loans	410,903	379,125
Less allowance for loan losses	4,381	5,085

Net loans	406,522	374,040

Goodwill and core deposit intangible	5,357	5,487
Bank owned life insurance	9,815	9,551
Premises and equipment, net	8,286	8,690
Accrued interest receivable and other assets	3,965	4,563

TOTAL ASSETS	$620,981	$596,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$139,251	$120,325
Interest-bearing	360,824	360,608

Total deposits	500,075	480,933

Short-term borrowings	46,627	48,671
Other borrowings	14,953	12,459
Accrued interest payable and other liabilities	1,876	1,991

Total liabilities	563,531	544,054

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2014 and 2013	18,629	18,629
Additional paid-in capital	9,884	9,964
Retained earnings	34,090	30,232
Treasury stock at cost - 241,197 shares in 2014 and 243,968 in 2013	(4,871)	(4,958)
Accumulated other comprehensive loss	(282)	(1,456)

Total shareholders’ equity	57,450	52,411

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$620,981	$596,465

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Interest and dividend income:
Loans, including fees	$4,585	$4,542	$18,290	$17,963
Taxable securities	675	736	2,857	2,572
Nontaxable securities	121	128	466	513
Other	20	24	43	90

Total interest and dividend income	5,401	5,430	21,656	21,138

Interest expense:
Deposits	282	374	1,166	1,720
Other	132	134	563	535

Total interest expense	414	508	1,729	2,255

Net interest income	4,987	4,922	19,927	18,883
Provision for loan losses	185	210	643	840

Net interest income after provision for loan losses	4,802	4,712	19,284	18,043

Noninterest income
Service charges on deposits accounts	332	348	1,269	1,349
Trust services	193	186	811	826
Debit card interchange fees	242	213	910	779
Gain on sale of loans	53	64	198	347
Gain on sale of securities	—	—	133	159
Other	241	213	929	858

Total noninterest income	1,061	1,024	4,250	4,318

Noninterest expenses
Salaries and employee benefits	2,068	2,142	8,321	8,261
Occupancy expense	252	267	1,014	1,026
Equipment expense	166	195	715	719
Franchise tax expense	42	141	361	581
Professional and director fees	197	163	725	628
Federal deposit insurance	90	97	358	359
Amortization of intangible assets	32	34	129	135
Other expenses	940	953	3,459	3,139

Total noninterest expenses	3,787	3,992	15,082	14,848

Income before income tax	2,076	1,744	8,452	7,513
Federal income tax provision	637	520	2,568	2,273

Net income	$1,439	$1,224	$5,884	$5,240

Net income per share:
Basic	$0.53	$0.45	$2.15	$1.91

Diluted	$0.53	$0.45	$2.15	$1.91